As filed with the Securities and Exchange Commission on October 20, 2011

Registration No. 333-173728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

to

FORM S-1

 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THUNDER MOUNTAIN GOLD, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1040	91-1031015
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

5248 W. Chinden Blvd.

Garden City, Idaho

 208) 658-1037

(Address, Including Zip Code, and Telephone Number,
Including Area Code of Registrant’s Principal Executive Offices)

Eric T. Jones.
5248 W. Chinden Blvd.

Garden City, Idaho

 208) 658-1037

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

with copy to

Charles A. Cleveland, Esq.,

Suite 660, 316 West Boone Avenue, Spokane, WA 99201-2353
509.326.1029        509.326.1872(facsimile)

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filed [ ]
Non-accelerated filed [ ]	Smaller reporting company [X]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount Of Registration Fee
Common Stock	7,016,271	$0.3255	2,283,796.21	265.15

Total	7,016,271	$$0.3255	$2,283,796.21	$265.15	(1,2,3)

(1)

All of the Registrant’s common stock, par value $0.0001 per share, offered hereby are being offered for the account of Selling Shareholders named in this Prospectus.  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement will cover such indeterminate number of the Registrant’s common stock that may be issued with respect to share splits, share dividends and similar transactions.

(2)	Price per share shown is the average of the high and low prices as reported on the OTCQB on April 15, 2011.
(3)	Estimated solely for the purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

NOTICE OF TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION

Pursuant to the "Plan of Distribution" in the Form S-1 Registration Statement as filed with the Securities and Exchange Commission on April 26, 2011 (Registration No. 333-173728), as declared effective May 12, 2011, the Registrant registered 7,016,271 shares of common stock, par value $0.001 per share. The offering was terminated due to adverse market conditions for selling common shares by the Selling Shareholders and their selling agents. In the offering, no shares of common stock were sold by the Selling Shareholders. Pursuant to an undertaking made in Item 16(c) of said Registration Statement, the Registrant hereby removes from registration 7,016,271 shares of common stock of the Registrant that were not sold.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S−1 and authorized this Post-effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Boise, State of Idaho, on October 19, 2011.

THUNDER MOUNTAIN GOLD, INC.

        /s/ E. James Collord

By:  __________________________________

        E.  James Collord

        President, Director and Chief Executive Officer

        Date:  October 19, 2011

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

	Title	Date

/s/ Jim Collord	Chief Executive Officer and Director	October 19, 2011
E. James Collord	(Principal Executive Officer)

/s/ Eric Jones	Chief Financial Officer (Principal Accounting and	October 19, 2011
Eric T. Jones	Financial Officer) and Director

/s/ Pete Parsley	Director	October 19, 2011
G. Peter Parsley

/s/ Sandy McRae	Director
Dr. Robin S. McRae		October 19, 2011

/s/ Ed Fields	Director
Edward D. Fields
October 19, 2011
/s/ Doug Glaspey	Director
Douglas J. Glaspey		October 19, 2011

/s/ Llee Chapman	Director
R. Llee Chapman		October 19, 2011

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint E. James Collord and Eric T. Jones, as the undersigned's true and lawful attorneys−in−fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign a registration statement on Form S−1 with respect to Thunder Mountain Gold, Inc, a Nevada corporation (the "Registrant"), and to further sign any and all amendments thereto (including post−effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and, to file the same with exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys−in−fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys−in−fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

	Title	Date

/s/ Jim Collord	Chief Executive Officer and Director	October 19, 2011
E. James Collord	(Principal Executive Officer)

/s/ Eric Jones	Chief Financial Officer (Principal Accounting and	October 19, 2011
Eric T. Jones	Financial Officer) and Director

/s/ Pete Parsley	Director	October 19, 2011
G. Peter Parsley

/s/ Sandy McRae	Director	October 19, 2011
Dr. Robin S. McRae

/s/ Ed Fields	Director	October 19, 2011
Edward D. Fields

/s/ Doug Glaspey	Director	October 19, 2011
Douglas J. Glaspey

/s/ Llee Chapman	Director	October 19, 2011
R. Llee Chapman